Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Paul G. Van Wagenen
(713) 297-5000

POGO’S SECOND QUARTER NET INCOME UP, INCLUDING GAIN FROM GULF OF MEXICO
PROPERTY SALE AND CANADIAN TAX RATE REDUCTION BENEFIT;

GULF PROPERTY SALE AND LATIGO PURCHASE CLOSED IN MAY;

DRILLING PACE ACCELERATES—OVER 320 MORE WELLS PLANNED BY YEAR END;

Quarterly Dividend Declared

HOUSTON, TX — July 25, 2006 — Pogo Producing Company (“PPP” — NYSE) recorded second quarter 2006 net income of $361,883,000, or $6.31 per share, on revenues of $674,590,000, up from Pogo’s net income in the second quarter of 2005, which totaled $103,439,000, or $1.71 per share, on revenues of $274,564,000.  For the first half of 2006, Pogo’s net income was $429,354,000, or $7.48 per share, on revenues of $1,048,128,000, compared to first half 2005 net income of $162,675,000, or $2.63 per share, on revenues of $530,310,000.

Revenues for the second quarter and the first half of 2006 include a gain of $308,393,000 related to Pogo’s second quarter 2006 sale of an undivided 50 percent interest in each of its Gulf of Mexico properties.  Excluding the gain realized from that sale, Pogo would have recognized second quarter 2006 net income of $166,053,000, an increase when compared to the second quarter of 2005, on revenues of $366,197,000.  Again, without including the gain from the Gulf of Mexico property sale, Pogo would have reported first half 2006 net income of $233,524,000, an increase when compared to the second half of 2005, on revenues of $739,735,000.

Discretionary cash flow in the second quarter and the first half of 2006 was $76,767,000 and $269,028,000, respectively, compared to discretionary cash flow of $191,212,000 in the second quarter and $407,609,000 in the first half of 2005.  Net cash provided by operating activities during the second quarter and the first half of 2006 was $97,776,000 and $338,191,000, respectively, compared to $170,320,000 and $429,598,000 for the same time periods in 2005.

Pogo’s Chairman and Chief Executive Officer, Paul G. Van Wagenen, said, “Pogo’s oil and natural gas production volumes have increased nicely when compared to the second quarter and the first half of last year.  Our ambitious drilling program will continue to accelerate during the second half of this year, targeting numerous low-risk exploration prospects as well as Pogo’s extensive inventory of development drilling opportunities on recently acquired fields in western Canada, the Permian Basin and the Texas panhandle.  Indeed, we closed the purchase of Latigo Petroleum and the sale of the Gulf of Mexico property interest in the middle of the second quarter.  Accordingly, Pogo has become a much stronger company, poised for marked progress.  As the current drilling momentum builds, Pogo’s production volumes should continue to climb during the balance of 2006 and throughout 2007.”

OIL PRODUCTION LEAPS IN SECOND QUARTER; GAS PRODUCTION ALSO RISES

Pogo’s average daily liquids production during the second quarter and the first half of 2006, including crude oil, condensate and plant products, jumped to an average of 37,292 barrels per day (bpd) and 38,420 bpd, respectively, compared to Pogo’s average volumes of 30,450 bpd and 30,521 bpd produced during the same time periods last year.

This impressive increase in second quarter oil production volumes coincides with Pogo’s rising natural gas production, averaging 269.9 million cubic feet per day (mmcf/d) in the second quarter and 276.0 mmcf/d in the first half of 2006, up from 254.5 mmcf/d and 256.7 mmcf/d during the same time periods of 2005.

The prices Pogo received for natural gas slipped during the second quarter but oil prices were much stronger.  Second quarter oil and condensate prices rose to an average of $65.47 per barrel, up from $46.62 per barrel during the same quarter of 2005.  Natural gas prices fell to an average of $6.02 per thousand cubic feet (mcf) during the second quarter of 2006, down from $6.48 per mcf received in the same quarter last year.

Some 102 gross wells were drilled company-wide during the second quarter, 90 of which were successfully completed as producers, a drilling success rate of 88%.  The drilling pace was somewhat slower than had been anticipated due to unusually wet weather conditions in western Canada during the second quarter.  Pogo plans to participate in drilling as many as 320 gross wells on its North American leases during the second half of this year.

DOMESTIC OPERATIONS IN THE SECOND QUARTER

In the Courson Ranch area in Roberts and Ochiltree Counties in the Texas panhandle, Pogo completed two 100% owned second quarter wells to the Mississippian formation, the Courson Ranch 149 No. 6 and the Courson Ranch 148 No. 5, to total depths of 9,274 feet and 11,030 feet subsurface, respectively.  Each well tested more than 150 bpd with 0.1 to 0.4 mmcf/d of associated natural gas.  Shallower pay horizons, the Atoka and Cleveland formations, were also encountered in each of these new Mississippian wells.  Those shallower intervals are now behind pipe. Another well on Courson Ranch, the 100% Pogo owned Courson Ranch 136 No. 10, soon will be tested and completed in the Mississippian, but additional pay horizons were encountered in each of the Brown Dolomite, Tonkawa, Atoka and Morrow formations.  Pogo is currently drilling six other Courson Ranch wells, and many more locations on the ranch are expected to be drilled during 2006 and 2007.

Elsewhere in Ochiltree County, Texas, two wells were drilled in the Parnell prospect area, each to a total depth of about 9,400 feet, testing the Atoka and Cleveland horizons.  The Parnell 475 No. 6 well was tested at a rate of 1 mmcf/d and 20 bpd, and the Parnell 475 No. 7 tested 0.8 mmcf/d and 175 bpd.  Another Atoka well and four more Morrow wells are planned for the Parnell area before the end of this year.

In Hemphill County, Texas, the high potential Marvin Lake prospect area is now being tested with the drilling of the Anderson Ranch 61 No. 1.  That well encountered three separate Granite Wash pay horizons.  Fracturing and testing is underway, and at least two more exploration wildcat wells in this same area are planned for later in 2006. In addition to the Granite Wash, each well will have deeper Morrow, Springer and Hunton objectives.

In Pogo’s already very successful Cedar Canyon field in Eddy County, New Mexico, two more 100% owned horizontal wells were drilled to the Bone Spring sand during the second quarter. The H. Buck No. 10 well was tested at a flowing rate of 1.1 mmcf/d and 425 bpd, and the Vortec 22 No. 1 well tested an impressive 1.7 mmcf/d and 538 bpd.  Several additional horizontal wells are planned for Cedar Canyon throughout 2006.

Six relatively inexpensive 6,600 feet deep Canyon sands wells were drilled and successfully completed during the second quarter on the Eldorado prospect area in Schleicher County, Texas.  Two additional Eldorado wells were being drilled or tested as the quarter ended. Notable among the recent successes were the 100% Pogo owned West 78 Unit No. 3 well which potentialed at 0.9 mmcf/d, and the West Unit No. 13 which tested at 0.7 mmcf/d.  The 70% Pogo owned Keeney 77 No. 5 well tested at a rate of 1.2 mmcf/d, and it has shallower Wolfcamp and Leonard formation pay sands behind pipe.

In Crockett County, Texas, the 100% Pogo owned Powell G.M.S. Deep No. 10 well in the Ranch Hand field was tested at a rate of 1.4 mmcf/d from the Strawn limestone formation at a depth of 8,445 feet.  Another well is planned for that same field in the fourth quarter.

In the Wheeler field in Wheeler County, Texas, two more good wells were completed during the second quarter, the Thomas No. 4-3, 100% Pogo owned, which was tested in Atoka Wash and Granite Wash pays at intervals between 12,260 feet and 14,863 feet subsurface, producing 2.7 mmcf/d and 100 bpd.  The 97% Pogo owned Britt No. 1-06 well potentialed in the same horizons at a rate of 2.2 mmcf/d and 50 bpd.

In Natrona County, Wyoming, Pogo’s first 100% owned Polo prospect was drilled during the quarter, the Polo 23 No. 5 well, to a depth of 9,402 feet, testing the Lance formation at a flowing rate of 2.9 mmcf/d.  Several Lower Fort Union horizon pay zones were encountered uphole and will be tested at a later date.  At least three more viable Polo locations now await drilling on Pogo’s leasehold acreage.

In the Madden field, in the Wind River Basin in central Wyoming, Pogo participated, with its approximately 14% average working interest, in eight second quarter Lower Fort Union wells.  Four of them were successfully completed as producers.  Also at Madden field, the Frontier No. 1-4 well has been drilled to its total depth of over 20,000 feet and will be production tested in September. If successful, several additional, perhaps sizeable Frontier wells are likely to be drilled in the future in the fine Madden field.

Pogo has two rigs currently drilling in Polk and Tyler Counties, Texas.  One well is nearing completion while the second just recently spudded.  Each of the two wells will be a dual horizontal lateral well in Pogo’s 100% owned, 50,000 net acre “North Double A” Austin Chalk prospect area.  Numerous natural gas shows have been encountered in the first of the two wells, the Pogo No. 1 Blackstone Minerals A-36 well.  By the end of July, that first well should have finished drilling two 6,000 feet long horizontal laterals drilled in opposite directions from a vertical well depth of 13,000 feet.  Many more Austin Chalk wells are planned for this area, assuming success, and those two drilling rigs are now committed to long term prosecution of this potentially excellent play.

Three rigs are drilling development wells on Pogo’s 70% owned Los Mogotes field in Zapata County, Texas.  Five second quarter wells were completed in that field yielding initial production rates ranging from 1.8 mmcf/d to 4.8 mmcf/d per well.

Five second quarter gas wells were completed in Pogo’s 50% owned New Albany Shale play in southwestern Indiana.  The field operator is currently working to optimize and stabilize production.  Gross field rates are now in the 1.8 mmcf/d to 2 mmcf/d range.

CANADA OPERATIONS

In the Mikwan/Huxley area, the 100% owned Huxley 1-35-34-24W4 well was drilled and completed in the second quarter and encountered 44 feet of net gas pay in two Mannville zones, testing at an average rate of 1.3 mmcf/d from the Glauconite and Ellerslie formations.  The 100% owned 6-16-35-24W4 well tested over 3.0 mmcf/d from the same two zones.  The Huxley 9-29-35-24W4 well tested over 3.5 mmcf/d from the Mannville, Ellerslie and Glauconite zones.  All will be connected to sales in the second half of 2006.

Pogo’s wholly owned subsidiary, Northrock Resources, drilled three Mannville Coal Bed Methane (CBM) wells in the same Mikwan/Huxley area, accessing between 30 and 50 vertical feet of pay.  Average vertical depth of the wells was 4,897 feet with horizontal sections ranging between 3,015 feet and 4,373 feet.  Various completion techniques are being evaluated.  Nine more horizontal wells are expected to be drilled in this immediate area within the next several months.  The company has 23,000 net acres of CBM rights in the area.

In the West Central Alberta Ferrier area, the 100% owned 14-9-41-9W5 well was completed in two zones and tested 1.0 mmcf/d. The 50% owned Ferrier 13-16-42-9W5 well was completed in two zones and tested at a combined rate of 5.9 mmcf/d.

INTERNATIONAL OPERATIONS

Pogo continues to develop the initial drillable prospects on its New Zealand license area in the waters of the northern Taranaki Basin off the west coast of the country.  Those first, very interesting prospects are based upon continuing analysis of 428,000 acres of 3-D seismic data that Pogo newly acquired last year.  Pogo has now taken a 50% industry partner for this New Zealand license area, and drilling of at least the first well is scheduled for a mid-2007 spud.  Meanwhile, a second license award of more than two million acres has been made to Pogo for exploration of the East Coast Basin in New Zealand waters on the opposite side of the country.  Pogo expects to begin its early exploration activities in New Zealand’s East Coast Basin by shooting some new 3-D seismic there in 2007.

In Vietnam, 198,000 acres of 3-D seismic will be shot this August on the heart of Pogo’s 1.48 million acre offshore license, located some 250 miles northeast of Ho Chi Minh City.

QUARTERLY DIVIDEND DECLARED

The Board of Directors today declared a dividend of $0.075 (seven and one-half cents) per share of common stock to be paid August 25, 2006, to shareholders of record as of August 11, 2006.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Natural gas
Price per Mcf	$6.02	$6.48	$6.68	$6.22
Production (sales), Mcf per day	269,947	254,506	276,041	256,670
Crude oil and condensate
Price per barrel	$65.47	$46.62	$57.50	$45.19
Production, barrels per day	31,836	26,303	32,606	26,448
Total liquids
Production, barrels per day	37,292	30,450	38,420	30,521
A summary of unaudited results follows, stated in thousands, except per share amounts
Revenues:
Oil and gas	$357,070	$274,044	$711,537	$528,106
Gain on property sales	308,357	—	308,334	250
Other	9,163	520	28,257	1,954
	$674,590	$274,564	$1,048,128	$530,310

Income from continuing operations	$361,883	$73,978	$429,354	$113,487
Income from discontinued operations, net of tax	—	29,461	—	49,188
Net income	$361,883	$103,439	$429,354	$162,675

Earnings per share:
Basic-
Income from continuing operations	$6.31	$1.23	$7.48	$1.83
Income from discontinued operations, net of tax	—	0.48	—	0.80
Net Income	$6.31	$1.71	$7.48	$2.63

Diluted-
Income from continuing operations	$6.25	$1.22	$7.41	$1.82
Income from discontinued operations, net of tax	—	0.48	—	0.78
Net Income	$6.25	$1.70	$7.41	$2.60

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt.  This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting.  Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP.  The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.  Discretionary cash flow without the effects of the current taxes on the Gulf of Mexico sale is also presented because it affects the comparability of discretionary cash flow from period to period. In addition, discretionary cash flow without the effects of this item is more comparable to discretionary cash flow estimates provided by securities analysts. Other companies may define discretionary cash flow differently. A reconciliation to net cash provided by operating activities is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005		2006	2005
Net cash provided by operating activities from continuing operations	$97,776	$138,664		$338,191	$324,717
Net cash provided by operating activities from discontinued operations	—	31,656		—	104,881
Net cash provided by operating activities	97,776	170,320		338,191	429,598
Remove changes in operating assets and liabilities	(26,281)	17,490	(a)	(77,121)	(36,676	)(a)
Add back exploration expenses	5,272	3,402	(a)	7,958	14,687	(a)
Discretionary cash flow	$76,767	$191,212		$269,028	$407,609
Add: Current tax expense on Gulf of Mexico sale (1)	143,892	—		143,892	—
Discretionary cash flow with the effect of the above item	$220,659	$191,212		$412,920	$407,609

Net cash used in investing activities	$(516,169)	$(118,598	)(a)	$(714,300)	$(170,137	)(a)
Net cash provided by (used in) financing activities	$420,994	$(40,353	)(a)	$344,453	$(103,286	)(a)

(a)             Includes activities from both continuing and discontinued operations.

Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Reconciliation of earnings stated without the effects of certain items to net income is shown below:

Income from continuing operations	$361,883	$73,978	$429,354	$113,487
Income from discontinued operations, net of tax	—	29,461	—	49,188
Net income	$361,883	$103,439	$429,354	$162,675

After-tax gain on Gulf of Mexico sale (1)	(195,830)	—	(195,830)	—
Earnings stated without the effect of the Gulf of Mexico sale	$166,053	$103,439	$233,524	$162,675

Tax benefit related to reduction in Canadian tax rates (2)	(112,282)	—	(112,282)	—
After-tax unrealized commodity derivative loss (3)	4,512	—	2,409	—

Earnings stated without the effect of the above items	$58,283	$103,439	$123,651	$162,675

Diluted Shares Outstanding	57,930	60,909	57,948	62,489

(1)             Items related to the previously announced sale of 50% interest in Pogo’s Gulf of Mexico leasehold interests.

(2)             Non-cash tax benefit from the recent enactment of a reduction of the Alberta and Saskatchewan provincial tax rates, as well as the phase-in of a reduction of the Canadian federal income tax rate.

(3)             Non-cash loss associated with unrealized commodity derivatives loss resulting from changes in the fair market value of open derivatives contracts that do not qualify for hedge accounting.

* * *

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns approximately 4,800,000 gross leasehold acres in major oil and gas provinces in North America, 3,119,000 acres in New Zealand and 1,480,000 acres in Vietnam. Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.”

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These and other forward-looking statements, including but not limited to any reserves projections, are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.

There will be a financial analyst telephone conference call on Tuesday, July 25, 2006 at 1:30 p.m. CDT.  The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com.  A rebroadcast will be available at that website through October 23, 2006.  Microsoft Media Player is required to access the webcast.  It can be downloaded from www.microsoft.com/windows/windowsmedia/.